                                  EXHIBIT 99.1


                             Southwest Bancorp, Inc.

PRESS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:          ROBERT L. MCCORMICK, JR., CHAIRMAN OF THE BOARD
                  KERBY CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.

TELEPHONE:        (405) 372-2230

RELEASE DATE:     January 6, 1999


                             SOUTHWEST BANCORP, INC.
                   ANNOUNCES PLANNED OFFERING OF COMMON STOCK


     Southwest Bancorp, Inc. (NASDAQ: OKSB, OKSBO), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company, today announced that it had entered into an agreement with the Estate of Paul C. Wise and Dr. James
B. Wise that calls for the sale of their shares in a proposed registered public offering. Together, the Estate and Dr. Wise own approximately 811,000 shares, which represent approximately 21% of the Company's outstanding common stock. The agreement also calls for the Company, or the Company and other selling shareholders, if any, to sell 250,000 additional shares, and calls for the Company to grant an over-allotment option to the underwriter for an additional 15% of the shares subject to the offering. The total offering would consist of approximately 1,061,000 shares, exclusive of shares that may be sold upon exercise of the over-allotment option. Shares sold by the Company would be newly issued. The offering would be done pursuant to a firm underwriting commitment. The Company expects to file a Registration Statement with the Securities and Exchange Commission for this proposed offering in the next several weeks.

     The securities described herein may not be sold other than by means of a prospectus, nor may offers to buy be accepted prior to the time the Registration Statement containing such a prospectus becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

                                      # # #